EXHIBIT 99.1

Nuance Communications, Inc. Nuance Completes Sale of NDI	February 1, 2019

Nuance Completes Sale of
Document Imaging Division to Kofax
BURLINGTON, Mass., February 1, 2019 – Nuance Communications, Inc. (NASDAQ: NUAN) today announced the company has completed the sale of its Document Imaging division to Kofax, Inc. for $400 million, as previously announced.

The sale allows Nuance to focus the business on its conversational AI- and cloud-based solutions, while simplifying the organization and improving its growth profile. With the sale to Kofax, the Document Imaging division joins a company strategically aligned with its product portfolio providing a path forward for continued growth.

About Nuance Communications, Inc.
Nuance Communications, Inc. (NASDAQ: NUAN) is the pioneer and leader in conversational AI innovations that bring intelligence to everyday work and life. The company delivers solutions that understand, analyze and respond to human language to increase productivity and amplify human intelligence. With decades of domain and artificial intelligence expertise, Nuance works with thousands of organizations – in global industries that include healthcare, telecommunications, automotive, financial services, and retail – to create stronger relationships and better experiences for their customers and workforce. For more information, please visit www.nuance.com.

Trademark reference: Nuance and the Nuance logo are registered trademarks or trademarks of Nuance Communications, Inc. or its affiliates in the United States and/or other countries. All other trademarks referenced herein are the property of their respective owners.

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Investor and Press contact:
Richard Mack
Nuance Communications, Inc.
Tel: 781-565-5055
Email: richard.mack@nuance.com

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